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                                                                    Exhibit 99.2




The Board of Directors
Consep, Inc.
213 Southwest Columbia Street
Bend, Oregon 97702

Members of the Board of Directors:

         We hereby consent to the use in this Registration Statement on Form S-4 of our opinion as to the fairness, from a financial point of view, to the common shareholders of Consep, Inc. of the Exchange Ratio, to the inclusion of our opinion as Appendix C to the Joint Proxy Statement-Prospectus included in the Registration Statement, and to the reference to our firm under the headings "Opinion of Consep's Financial Advisor" and "Summary" in the Joint Proxy Statement-Prospectus.



/s/  Pacific Crest Securities Inc.

Pacific Crest Securities Inc.

September 28, 1998